Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of OpGen, Inc. of our report dated March 23, 2017, except for the effects of the matters discussed in Note 14, which are as of January 29, 2018, which includes an explanatory paragraph related to OpGen, Inc.'s ability to continue as a going concern, on our audits of the consolidated financial statements of OpGen, Inc. as of December 31, 2016 and 2015 and for the years then ended.  We also consent to the reference to our firm in the caption "Experts."

/s/ CohnReznick LLP

Vienna, Virginia
February 1, 2018